Exhibit 5.1

Katie Kazem

T: +1 703 456 8043

kkazem@cooley.com

September 24, 2025

Vor Biopharma Inc.

500 Boylston Street, Suite 1350

Boston, Massachusetts 02116

Ladies and Gentlemen:

We have acted as counsel to Vor Biopharma Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 8,761,334 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 1,250,000 shares of Common Stock issuable pursuant to the Company’s Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) 7,511,334 shares of Common Stock issuable pursuant to the Company’s 2023 Inducement Plan (together with the 2021 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plans and (d) such records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. Our opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Cooley LLP Reston Town Center 11951 Freedom Drive 14th Floor Reston, VA 20190-5656

t: +1 703 456 8000 f: +1 703 456 8100 cooley.com

Vor Biopharma Inc.

September 24, 2025

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Katie Kazem
Katie Kazem

Cooley LLP Reston Town Center 11951 Freedom Drive 14th Floor Reston, VA 20190-5656

t: +1 703 456 8000 f: +1 703 456 8100 cooley.com